EXHIBIT 8.1

	Jurisdiction of	Name under which
Name	Incorporation	they do business
Administracion Porturaria Integral de Acapulco S.A. de C.V. (Ports)	Mexico	API Acapulco
Lacto Comercial Organizada, S.A. de C.V. (Trucking)	Mexico	LACORSA
Autotransportacion y Distribucion Logistica, S.A. de C.V. (Logistics)	Mexico	ATL
Transportación Marítima Mexicana, S.A. de C.V. (formerly Naviera del Pacifico, S.A. de C.V.) (Product and Parcel tankers, offshore vessels and harbour tugboat operations)	Mexico	TMM
Terminal Maritima de Tuxpan, S.A. de C.V. (Ports)	Mexico	TMTUXPAN
TMM Logistics, S.A. de C.V. (Logistics)	Mexico	TMML
Seglo, S.A. de C.V. (Logistics)	Mexico	SEGLO
Marmex Offshore, S.A. de C.V. (Offshore vessels)	Mexico	MXOff
New Marmex, S.A. de C.V. (Offshore vessels)	Mexico	New MX
TMM Agencias, S.A. de C.V. (Shipping Agencies)	México	AGEMAR
Seglo Operaciones Logísticas, S.A. de C.V (Logistics)	México	SOL
Buques Tanque del Golfo, S.A. de C.V. (Tankers)	México	BTG
Buques Tanque del Pacífico, S.A. de C.V. (Tankers)	México	BTP
Marmex International Services, S. A. de C. V. (Offshore vessels) (1)	México	MXI
Almacenadora de Deposito Moderno, S. A. de C. V.(Warehousing)	México	ADEMSA